Exhibit 99.1

[GENAERA LOGO] [CYSTIC FIBROSIS FOUNDATION THERAPEUTICS, INC. LOGO]

FOR IMMEDIATE RELEASE

Contact:
Genaera Corporation	The Trout Group/BMC Communications	Cystic Fibrosis Foundation
Jennifer Bilotti	Jonathon Fassberg ext16. (investor inquiries)	Suzanne Pattee Carolyn Habbersett
(610) 941-4020	Brad Miles ext 17. (media inquiries)	(301) 907-2548 (301) 951-4422
www.genaera.com	(212) 477-9007	www.cff.org

Genaera Receives Regulatory Authorization for a Pivotal Phase II Trial in Cystic Fibrosis for LOMUCIN™

-Cystic Fibrosis Foundation Therapeutics to Provide Up To $2.35 million-

Plymouth Meeting, Pa. and Bethesda, Md. -- April 18, 2005 -- Genaera Corporation (NASDAQ: GENR) and Cystic Fibrosis Foundation Therapeutics (CFFT) today announced the receipt of regulatory authorization from the Irish Medicines Board to begin a pivotal Phase II clinical trial for the mucoregulator drug, LOMUCIN™, in people with cystic fibrosis (CF).  In addition, Cystic Fibrosis Foundation Therapeutics, Inc. (CFFT) is supporting this pivotal trial with study specific funding of up to $2.35 million in milestone-driven, matching funds through a Therapeutics Development Award. CFFT is the nonprofit drug discovery and development affiliate of the Cystic Fibrosis Foundation. CFFT and its Therapeutics Development Network have provided extensive consultation and intellectual support to the clinical development of LOMUCIN for CF.

This study will evaluate the use of LOMUCIN in 200 individuals with CF through a multi-center, randomized, double-blind, placebo-controlled trial. The study will assess the safety and efficacy of LOMUCIN oral tablets on pulmonary function and related symptoms. A previous exploratory Phase II study demonstrated a trend toward better lung function in people with CF who took LOMUCIN compared to those receiving placebo tablets and found that LOMUCIN was well tolerated in the study.

"We look forward to working closely with Genaera to further evaluate LOMUCIN in CF. We believe the approach of using a mucoregulator has the potential to reduce the overproduction of mucus and could be very significant for people with CF. We strongly support this clinical trial of LOMUCIN," said Robert J. Beall, Ph.D., president and CEO of the Cystic Fibrosis Foundation and CFFT.

Cystic fibrosis is a genetic disease affecting approximately 30,000 children and adults in the United States. A defective gene causes the body to produce abnormally thick, sticky mucus that leads to chronic and life-threatening lung-infections and impairs digestion. The median life expectancy has improved from early childhood to the mid-30s today, but many individuals battle lung disease for years.

"Unfortunately, there is a tremendous unmet need for people with CF who continue to succumb at an early age due to loss of lung function. We are pleased to move ahead with this pivotal trial to further advance the clinical development of LOMUCIN for CF," said Roy C. Levitt, M.D., president and CEO of Genaera. "We believe that this larger, longer-term trial is the logical next step to convincingly demonstrate the beneficial effects of LOMUCIN on health and in particular on pulmonary function in those with CF. Blocking the overproduction of abnormally thick mucus with LOMUCIN has the potential to positively impact lung function in individuals with cystic fibrosis. In particular, we believe that reducing these abnormal secretions may help prevent mucus plugging in the airways leading to obstruction and complications, including life-threatening infections."

This study will administer LOMUCIN oral tablets three times per day for 52 weeks to 100 individuals with CF. Placebo tablets will be administered to an additional 100 people with the disease. Genaera plans to conduct the trial in Ireland and the United Kingdom, under the direction of Professor Gerry McElvaney, Department Chair and Chief of Medicine at the Royal College of Surgeons, Ireland, based in Beaumont Hospital, Dublin, and Professor P. Stuart Elborn of the Adult CF Center at Belfast City Hospital. Enrollment is anticipated to begin in the second quarter of 2005, and results are anticipated to be available by the second half of 2007.

Background on LOMUCIN™ and the Mucoregulator Program

The mucoregulator program is Genaera's second product development program based on its genomics discoveries. The Company has developed LOMUCIN based upon its activity against the hCLCA1 chloride channel, which may play a role in numerous disorders, including CF. LOMUCIN is intended to block the hCLCA1-dependent mucus overproduction present in upper and lower respiratory and gastrointestinal disorders, and thereby provide a new strategy for treating people with these disorders.

LOMUCIN (talniflumate) was discovered, developed and marketed as an anti-inflammatory drug by Laboratorios Bago of Buenos Aires, Argentina, the leading independent pharmaceutical company in South America. Talniflumate has been approved and marketed for almost 20 years in Argentina, and selected other countries (excluding the United States, Europe, and Japan). The effects of talniflumate in blocking hCLCA1 and mucus overproduction were discovered by Genaera scientists, who have received one patent and submitted additional patent applications protecting the novel uses of talniflumate as a mucoregulator. Genaera has an exclusive agreement with Laboratorios Bago to develop and commercialize LOMUCIN as a new chemical entity and mucoregulator drug in all major pharmaceutical markets including the United States, Europe, and Japan.

There is an extensive unmet medical need for a therapy that can prevent abnormal mucus production. Chronic sinusitis is one of the most common reasons for physician visits in the United States, with about 35 million cases per year. It is thought that many of the symptoms of chronic sinusitis result from excess mucus production. According to the National Institute of Allergies and Infectious Disease (NIAID) and the American Lung Association, there are more than 65 million Americans suffering from diseases where mucus overproduction may be hCLCA1 mediated, including 15 million patients with chronic bronchitis and other forms of chronic obstructive pulmonary disease (COPD), 17 million asthmatics, and 35 million respiratory allergy sufferers. Mucus overproduction and small airway plugging is one of the hallmarks of asthma and excess mucus production is also associated with COPD, chronic bronchitis, and CF.

About the Cystic Fibrosis Foundation and CFFT

The mission of the Cystic Fibrosis Foundation is to assure the development of the means to cure and control CF and to improve the quality of life for those with the disease. With money raised through donations from individuals, corporations and foundations since its establishment in 1955, the CF Foundation supports research and care to continue adding tomorrows every day for people with CF.

CFFT is the nonprofit drug development affiliate of the CF Foundation that operates drug discovery, development and evaluation efforts. Total support of CFFT is provided by the CF Foundation. For more information about CF, the CF Foundation or CFFT, call (800) FIGHT CF or visit www.cff.org.

About Genaera Corporation

Genaera Corporation is a biopharmaceutical company committed to developing medicines to address substantial unmet medical needs in major pharmaceutical markets. The Company has four products in development for the treatment of eye, cancer and respiratory disorders. EVIZON™ (squalamine lactate) is Genaera's lead product in development for ophthalmic indications, specifically "wet" age-related macular degeneration (AMD). Genaera's other programs include: squalamine for the treatment of cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease, including cystic fibrosis.

Genaera Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "believe", "continue," "develop," "expect," "plan" and "potential" or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: the risk that clinical trials for Genaera's product candidates, including LOMUCIN™ may be delayed or may not be successful; the risk that subsequent clinical trial results differ from the results previously announced; Genaera's history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera's product candidates, including LOMUCIN may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera's reliance on its collaborators, in connection with the development and commercialization of Genaera's product candidates; market acceptance of Genaera's products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.